Exhibit VII
Independent Auditors’ Consent
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Schedule B No. 333-142934), and in the related prospectus of Nordic Investment Bank (“NIB”) for the registration of debt securities and/or warrants and to the incorporation by reference of our report dated on March 9, 2007, with respect to the financial statements of NIB included in this Annual Report on Form 18-K for the year ended December 31, 2006.
Ernst & Young

/s/ Erik Mamelund	/s/ Per-Olof Johansson
Erik Mamelund	Per-Olof Johansson
Ernst & Young AS	Ernst & Young Oy
Oslo, Norway	Helsinki, Finland

January 11, 2008

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